Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brad Waite
Executive Vice President
614.278.6612

Big Lots, Inc. Announces Retirement and
Organizational Changes

COLUMBUS, OH (January 9, 2008) — Big Lots (NYSE: BIG), America’s largest broadline closeout retailer, announced a retirement, advancements, and new assignments.

Donald A. Mierzwa, executive vice president, store operations, will retire April 15, 2008, after 19 years with the company. Mierzwa oversaw store standards, customer service, personnel development, and program implementation for the chain’s 1,300+ stores in 47 states. A search will begin immediately for his successor.

“Don’s leadership and unique ability to motivate our store teams have made a deep and lasting impact on our organization,” said CEO Steve Fishman. “We wish him and his family the best and thank him for his many years of contributions.”

Additionally, the following organizational and management changes are effective immediately.

Norman J. Rankin has been named senior vice president, Big Lots Capital and will be responsible for Big Lots Capital and the Wholesale Division. Rankin will report to CEO Steve Fishman in his new role.

Robert Segal has been promoted to senior vice president, general merchandise manager responsible for the Furniture and Home Divisions.

Charles W. Haubiel II has assumed additional responsibility for the company’s Real Estate Department and has been named senior vice president, Legal and Real Estate. He will continue to serve as the company’s general counsel and corporate secretary.

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Headquartered in Columbus, Ohio, Big Lots (NYSE: BIG) is a Fortune 500 company with more than 1,300 stores nationwide. Five regional distribution centers ranging in size from 1 million to 3 million square feet and two furniture distribution centers provide the company’s stores with brand-name products from more than 3,000 manufacturers. Big Lots offers consumers a unique shopping experience and wide range of bargain-priced merchandise, including brand-name closeouts, one-of-a-kind deals, seasonal products, consumables, furniture, housewares, toys, and gifts.  For more information, visit www.biglots.com.